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                                                                     EXHIBIT 4.4

                                   AMENDMENT
                                    TO THE
                           1995 DIRECTOR OPTION PLAN
                           OF ARTHROCARE CORPORATION

     Pursuant to the authority reserved to the Board of Directors (the "Board") of ArthroCare Corporation, a corporation organized under the laws of the State of Delaware (the "Company"), under Section 11(a) of the Company's 1995 Director Option Plan (the "Plan"), the Board hereby amends the Plan as follows:

     1.  Definitions.  Section 2 of the Plan is amended to add the following
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definition of "Change of Control" as subsection (r):

         "(r) "Change of Control" means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation or merger own less than fifty percent (50%) of the voting power of the Company (or any successor entity) immediately after such consolidation or merger; or (ii) a sale of all or substantially all of the assets of the Company."

     2.  Stock Subject to the Plan.  The first sentence of Section 3 of the Plan
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is amended to read in its entirety as follows:

         "Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 245,000 (without giving effect to the two-for-one stock split of the Company's Common Stock approved by the Board on March 24, 2000) Shares (the "Pool") of Common Stock."

     3.  Administration of and Grants of Options Under the Plan.
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         (a)  Subsection 4(a)(ii) is amended to read in its entirety as follows: "Each Outside Director who becomes a Director following the date of this Amendment shall be automatically granted an Option to purchase 25,000 Shares (without giving effect to the two-for-one stock split of the Company's Common Stock approved by the Board on March 24, 2000) (the "First Option") on the date on which such person first becomes a Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy."

         (b) Subsection 4(b)(iii) is amended to read in its entirety as follows: "Each Outside Director shall be automatically granted an Option to purchase 7,500 Shares (without giving effect to the two-for-one stock split of the Company's Common Stock approved by the Board on March 24, 2000) (a "Subsequent Option") on the date of the Company's Annual Meeting of Shareholders upon such Outside Director's Re-election, if on such date, he shall have served on the Board for at least six (6) months."

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     4.  Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset
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Sale of Change of Control.
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         (i) Subsection 10(c) is amended to read in its entirety as follows:

        "(c)  Change of Control.  In the event of a Change of Control, then
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(i) with respect to Options held by participants in the Plan whose status as a
Director has not terminated prior to such event, the vesting of such Options shall be accelerated and made fully exercisable at least ten (10) days prior to the effective time of the Change of Control (and the Options shall be terminated if not exercised prior to the effective time of such Change of Control), and
(ii) any other Options outstanding under the Plan shall be terminated if not exercised prior to the effective time of the Change of Control."

               (ii) The following Subsection 10(d) is added to Section 10 of the Plan as follows:

               "(d)  Pooling of Interests Transactions.  Notwithstanding the
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          foregoing, in the event that the Company becomes a party to a transaction that is intended to qualify for "pooling of interests" accounting treatment and, but for one or more of the provisions of this Plan would so qualify, then this Plan shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of the Plan would disqualify the transaction from pooling of interests accounting treatment, then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the Company's consummation of such transaction."

                    5. This Amendment shall be submitted for approval at the annual meeting of shareholders of the Company scheduled to be held on June 5, 2000, or any postponement or adjournment thereof. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law.


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     I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of ArthroCare Corporation, effective as of March 24, 2000.

     Executed on this 27 day of July, 2000.


                                    /s/ Michael W. Hall
                                    -------------------
                                    Secretary

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